Exhibit 10.2

Allocation Agreement

This Allocation Agreement (this “Agreement”) is dated as of October 6, 2026, by and between Braemar Hotels & Resorts Inc., a Maryland corporation (“Braemar”), and Ashford Inc., a Nevada corporation (“Ashford”). Braemar and Ashford are each referred to in this Agreement as a “Party” and together as the “Parties.”

Recitals:

WHEREAS, Braemar and Ashford, together with Ashford Hospitality Trust, Inc., propose to enter into that certain Cooperation and Settlement Agreement (the “Settlement Agreement”) with the Al Shams Parties, under which Braemar is the sole obligor for the Settlement Payment and under which the releases, standstill, non-disparagement, and cooperation covenants of the Al Shams Parties run for the benefit of, among others, Ashford and its affiliates and their respective present and former directors, officers, employees, agents, and representatives;

WHEREAS, Braemar and Ashford, together with certain of their respective affiliates, are parties to that certain Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018 (as amended, the “Advisory Agreement”), and that certain Letter Agreement, dated as of August 26, 2025, as amended by that certain Amendment to Letter Agreement, dated as of December 22, 2025 (as so amended, the “Letter Agreement”);

WHEREAS, the claims being settled as part of the Settlement Agreement include claims that were and could have been asserted against Ashford, and Ashford is receiving a release of all such claims as part of that Settlement Agreement;

WHEREAS, Ashford and Braemar are both insured under various insurance policies, and have a mutual entitlement to any and all Insurance Proceeds applicable to the Settlement Agreement;

WHEREAS, the Parties have agreed that the cost of the Settlement Payment, net of Insurance Proceeds, will be borne equally by Braemar and Ashford on the terms set forth in this Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings given to them in the Settlement Agreement or, if not defined in the Settlement Agreement, in the Letter Agreement or the Advisory Agreement, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. As used in this Agreement, “Insurance Proceeds” means all amounts paid by or on behalf of any insurer under any policy of directors’ and officers’ liability, management liability, general liability, or similar insurance under which Braemar, Ashford, or any of their respective affiliates, directors, officers, or employees is an insured, on account of the Settlement Payment or the settlement of the Disputed Claims, whether paid to Braemar, Ashford, any Al Shams Party, an escrow agent, or any other person. References in this Agreement to the Settlement Agreement, the Settlement Payment, or any installment of the Settlement Payment include any amendment, supplement, or waiver made in accordance with Section 5.

Allocation Agreement	Page 1

2. Funding of the Settlement Payment.

(a) Allocation. Braemar and Ashford shall each bear fifty percent (50%) of the Settlement Payment, net of Insurance Proceeds, so that the portion of the Settlement Payment not funded by Insurance Proceeds is at all times borne equally by the Parties.

(b) Payment of Ashford’s Share. Ashford shall pay fifty percent (50%) of each installment of the Settlement Payment, less fifty percent (50%) of any Insurance Proceeds applied to that installment under Section 3(a), by wire transfer of immediately available funds to Al Shams or the applicable escrow agent for the account of Braemar (i) in the case of the First Installment, not later than one (1) business day after the Effective Date, and (ii) in the case of each other payment of the Settlement Consideration, not later than 11:00 a.m. Central Time on the business day immediately preceding the date on which such payment is due under the Settlement Agreement. Ashford may also elect to make such payments to Braemar and in such case, all amounts so received by Braemar shall be applied solely to the Settlement Payment, and Braemar shall return or cause to be returned to Ashford any such amount that is not so applied within three (3) business days after receipt, except to the extent the installment is deferred or escrowed under Section 2(c). All payments, if any, between Braemar and Ashford under this Agreement shall be made in full, without set-off, counterclaim, deduction, or withholding of any kind.

(c) Deferral; Escrow; Recoveries. If Braemar withholds, defers, or deposits into escrow any installment of the Settlement Payment under Section 1.3 or Section 1.4 of the Settlement Agreement, Ashford’s obligation under Section 2(b) with respect to that installment shall be deferred correspondingly or, in the case of an escrow, satisfied by Ashford’s funding of fifty percent (50%) of the escrow deposit. Any amount released from escrow to Braemar, and any amount recovered from any Al Shams Party under Section 1.6 of the Settlement Agreement or otherwise in respect of the Settlement Payment, shall be shared equally by the Parties, subject to any obligation to repay such amount to an insurer, which shall also be borne equally.

(d) Stock Settlement. Ashford’s payments under this Agreement shall be made solely in cash. Any Stock Settlement shall be credited to Braemar’s share of the Settlement Payment at the dollar amount thereby satisfied and shall not reduce, defer, or otherwise affect Ashford’s obligations under Section 2(b).

3. Insurance Proceeds.

(a) Equal Sharing. All Insurance Proceeds shall be for the equal benefit of the Parties and shall be applied, as and when received, (i) first, to reimburse each Party for the Settlement Payment previously funded by it, and (ii) second, to reduce the Settlement Payment thereafter payable by each Party, in each case consistent with the allocation set forth in Section 2(a) and Section 2(b). Any Party (or any affiliate of a Party) who anticipates the receipt of Insurance Proceeds will use good faith efforts to direct the insurer to pay the other Party’s share directly to Al Shams or such other Party. To the extent the other Party’s share of Insurance Proceeds is not delivered directly to Al Shams or to the other Party, a Party that receives Insurance Proceeds shall hold the other Party’s share in trust for the other Party and shall remit that share by wire transfer of immediately available funds within three (3) Business Days after receipt. Insurance Proceeds paid by an insurer directly to any Al Shams Party or escrow agent shall be deemed to have been funded by the Parties equally and applied in accordance with this Section 3(a).

Allocation Agreement	Page 2

(b) Pursuit of Coverage. The Parties shall cooperate in good faith and use their respective reasonable best efforts to obtain the Insurance Proceeds as promptly as practicable, including by jointly directing coverage counsel; giving timely notice of the Disputed Claims and the Settlement Agreement under each applicable policy and making any election necessary to preserve coverage; making and supporting all submissions and requests for consent; promptly providing the other Party with copies of all consents, commitments, and term sheets received from any insurer concerning the Settlement Payment; and, subject to Section 5, executing such funding agreements, releases, and other instruments as the insurers may reasonably require. Any amount that the insureds are required to repay to any insurer in respect of Insurance Proceeds shall be borne by the Parties equally.

4. No Indemnification or Reimbursement.

(a) Ashford Waiver. Notwithstanding anything to the contrary contained in the Advisory Agreement (including Sections 2.1(j), 5.1, 5.2, 8.3, 12.5(b)(iv), and 19 thereof), Ashford, on behalf of itself and its affiliated entities (including Ashford Hospitality Advisors LLC), hereby irrevocably waives, releases, and agrees not to assert any right to indemnification, reimbursement, advancement of expenses, contribution, subrogation, or other payment from Braemar or any of its subsidiaries in respect of (i) Ashford’s share of the Settlement Payment or any other amount borne by Ashford under this Agreement; (ii) other than as expressly agreed in respect of legal fees related to the matters that are the subject of the Settlement Agreement, any fees, costs, or expenses incurred by Ashford or its affiliates in connection with the Disputed Claims, the Settlement Agreement, or this Agreement; and (iii) any other loss or liability of Ashford or its affiliates in respect of the Disputed Claims provided, that the foregoing shall not apply to the extent Ashford or any affiliate incurs losses as the result of any failure by Braemar to bear its share of the Settlement Payment or to remit amounts paid by Ashford to Braemar hereunder with respect to the Settlement Payment to any Al Shams Party when due under the Settlement Agreement or any breach of this Agreement.

(b) Braemar Waiver. Notwithstanding anything to the contrary contained in the Advisory Agreement (including Sections 2.1(j), 5.1, 5.2, 8.3, 12.5(b)(iv), and 19 thereof), Braemar, on behalf of itself and its affiliated entities, hereby irrevocably waives, releases, and agrees not to assert any right to indemnification, reimbursement, advancement of expenses, contribution, subrogation, or other payment from Ashford or any of its subsidiaries in respect of (i) Braemar’s share of the Settlement Payment or any other amount borne by Braemar under this Agreement; (ii) other than as expressly agreed in respect of legal fees related to the matters that are the subject of the Settlement Agreement, any fees, costs, or expenses incurred by Braemar or its affiliates in connection with the Disputed Claims, the Settlement Agreement, or this Agreement; and (iii) any other loss or liability of Braemar or its affiliates in respect of the Disputed Claims provided, that the foregoing shall not apply to the extent Braemar or any affiliate incurs losses as the result of any failure by Ashford to bear its share of the Settlement Payment or any breach of this Agreement.

Allocation Agreement	Page 3

(c) Nature of Ashford’s Share; No Effect on Fees. Ashford’s share of the Settlement Payment is paid by Ashford for its own account, in consideration of the releases, covenants, and other benefits conferred on Ashford and its affiliates under the Settlement Agreement, and is not a loan, advance, deposit, or prepayment to Braemar. No amount described in Section 4(a) (i) is or shall be treated as an expense paid or incurred by Ashford or its affiliates on behalf of Braemar or in connection with the services provided under the Advisory Agreement; (ii) shall be included in any Budgeted Monthly Reimbursement, true-up, invoice, or other request for reimbursement under Section 5 of the Advisory Agreement, or in any amount payable under Section 12.5(b)(iv) of the Advisory Agreement; or (iii) shall be taken into account in computing Net Earnings, the Base Fee, the Incentive Fee, the Termination Fee, the Accrued Fees, the Company Sale Fee, the Full Termination Payment, the Master Agreement Termination Fee, or any other amount payable under the Advisory Agreement, the Letter Agreement, or the Master Agreements.

(d) Letter Agreement. No obligation of Ashford under this Agreement, and no exercise by Braemar of any right under this Agreement, shall be deemed a claim related to the calculation or payment of the Company Sale Fee or the Full Termination Payment within the meaning of Section 5(e) of the Letter Agreement.

5. Actions Affecting the Other Party. Neither Party shall, without the prior written consent of the other Party, amend, supplement, or waive any provision of the Settlement Agreement, settle or compromise any dispute with any Al Shams Party or any insurer, or take any other action under the Settlement Agreement with respect to any Insurance Proceeds. Subject to the foregoing, each Party retains all of its rights and remedies under the Settlement Agreement.

6. Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has all requisite power and authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized by all necessary action on its part; (c) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to customary bankruptcy and equitable exceptions; (d) the execution, delivery, and performance of this Agreement do not violate any law, its organizational documents, or any agreement to which it is a party; (e) it has, and will have on each date on which any amount is payable by it under this Agreement or the Settlement Agreement, sufficient funds to pay that amount when due; (f) it has provided to the other Party true and correct copies of all written commitments, consents, waivers, and term sheets received by it from any insurer concerning the Settlement Payment or the funding thereof; and (g) neither it nor any of its affiliates has entered into any agreement, arrangement, or understanding with any Al Shams Party or any of its affiliates relating to the Disputed Claims or the Settlement Agreement, other than the Settlement Agreement and the documents expressly contemplated by it.

Allocation Agreement	Page 4

7. Term; Effectiveness; Survival. This Agreement shall become effective upon execution and delivery by each Party and the execution and delivery of the Settlement Agreement by each party thereto. This Agreement, and all rights and obligations of the Parties hereunder, shall survive the termination of the Advisory Agreement and the Letter Agreement and the consummation of any Company Sale Transaction, notwithstanding Section 12.8 of the Advisory Agreement or any other provision thereof.

8. Relationship to Other Agreements. In the event of any conflict between this Agreement and the Advisory Agreement or the Letter Agreement, this Agreement shall control. Except as expressly provided in this Agreement, the Advisory Agreement and the Letter Agreement remain unmodified and in full force and effect. Nothing in this Agreement modifies the obligations of any member of the Company Group under the Settlement Agreement, and this Agreement confers no rights to any Al Shams Party.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles.

(b) Entire Agreement; Amendment; Waiver. This Agreement (together with the Settlement Agreement, the Letter Agreement, and the Advisory Agreement, as modified hereby) constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect thereto. This Agreement may be amended, and any provision hereof waived, only by a writing signed by each Party. No failure or delay in exercising any right shall operate as a waiver thereof.

(c) Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any right or obligation hereunder without the prior written consent of the other Party, except that either Party may assign its rights hereunder to any successor to all or substantially all of its assets or business. This Agreement confers no rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

(d) Further Assurances. Each Party shall execute and deliver such further instruments and take such further actions as the other Party may reasonably request to carry out the intent of this Agreement, including any instrument reasonably requested by any insurer or escrow agent to give effect to Section 3.

(e) Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof.

(f) Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith a valid provision that achieves, to the extent possible, the original intent.

Allocation Agreement	Page 5

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

[Signatures Appear on Following Page]

Allocation Agreement	Page 6

IN WITNESS WHEREOF, the undersigned have executed this Allocation Agreement as of the date first written above.

BRAEMAR:

BRAEMAR HOTELS & RESORTS INC.

	By:	/s/ Richard Stockton
Name: Richard Stockton
Title: President and Chief Executive Officer

ASHFORD:

ASHFORD INC.

	By:	/s/ Jim Plohg
Name: Jim Plohg
Title: Executive Vice President

Allocation Agreement	Page 7